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Memory Pharmaceuticals Initiates Biomarker Study of R3487/MEM 3454 in Schizophrenia

MONTVALE, N.J., December 24, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has dosed the first patient in its Phase 2 clinical study of the effect of R3487/MEM 3454, a nicotinic alpha-7 partial agonist, on electrophysiological biomarkers in patients with schizophrenia. The study will evaluate the effect of four doses of R3487/MEM 3454 on electrophysiological biomarkers (such as P50 sensory gating) that have been shown to be closely associated with schizophrenia.

“Recent research suggests that nicotinic alpha-7 receptor agonists may improve the abnormal electrophysiological responses associated with schizophrenia. This trial will evaluate whether we can use these responses as biomarkers to predict or assess the effects of R3487/MEM 3454 in this patient population,” stated Stephen Murray, M.D., Ph.D., Chief Medical Officer of Memory Pharmaceuticals. “This biomarker trial complements our ongoing Phase 2 trial of R3487/MEM 3454 in cognitive impairment associated with schizophrenia, and we look forward to reporting the results in the third quarter of 2009.”

The double-blind, placebo-controlled biomarker study will enroll 12 non-smoking patients with stable schizophrenia who are receiving certain types of antipsychotic drugs. Subjects will be randomized to receive R3487/MEM 3454 and placebo in a 5-way cross-over design. Each subject will participate in 5 treatment periods. During each period, subjects will receive single doses of either 1 mg, 5 mg, 15 mg, or 50 mg of R3487/MEM 3454 or placebo, with a 4 to 10-day wash-out period between each treatment period. The primary outcome of the trial is the effect of R3487/MEM 3454 on P50 sensory gating and the potential utility of P50 as an efficacy biomarker for nicotinic alpha-7 agonists in schizophrenia. Secondary outcome measurements include additional electrophysiological biomarkers, called mismatch negativity and P300.

The study is being funded by Roche under the companies’ nicotinic alpha-7 receptor agonist collaboration agreement.

Evoked Potentials in Schizophrenia
Electrophysiology measures have long been used to detect changes in brain activity in patients with schizophrenia. These patients often have a diminished ability to suppress the evoked response to the second of two auditory stimuli, known as sensory gating. Studies have shown that this abnormality is genetically linked to the nicotinic alpha-7 receptor and can be measured through the P50 auditory evoked response, a waveform measured 50 milliseconds after an auditory stimulus. Recent scientific studies have shown that a nicotinic alpha-7 agonist can improve both cognition and P50 inhibition, giving rise to the possibility that P50 can be used to track cognitive effects for this class of compounds. Other, similar measures abnormal in patients with schizophrenia are mismatch negativity (the pre-attentional response to a deviation from a repetitive auditory pattern) and P300 (an attentional response to a deviation from a repetitive auditory pattern).

About R3487/MEM 3454
R3487/MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system, being developed in partnership with Roche. In a Phase 2a study in Alzheimer’s disease patients, R3487/MEM 3454 demonstrated a statistically significant effect on multiple measures of cognition. The compound is currently being evaluated in a Phase 2 trial in cognitive impairment associated with schizophrenia, with top-line results expected by the end of April 2009.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
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